Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of December 1, 2010, between Oxygen Biotherapeutics, Inc., a Delaware corporation (hereinafter sometimes referred to as “OBI” or the “Corporation”) and Michael Jebsen (“Jebsen”).

1. TERM OF EMPLOYMENT. OBI hereby employs Jebsen and Jebsen hereby accepts employment with OBI for the period beginning on December 1, 2010 and ending on November 30, 2011; thereafter, this Agreement and Jensen’s employment hereunder shall be automatically renewed on a yearly basis unless canceled or renegotiated. As used herein, the phrase “Employment Term” refers to the entire period of employment of Jebsen by OBI hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended either by operation of this paragraph or by mutual agreement of OBI and Jebsen. In the event OBI wishes to cancel this agreement as of November 30, 2011, or at the end of any annual renewal period thereafter, it shall give 120 days’ prior written notice to Jebsen.

2. DUTIES OF JEBSEN.

2.1 General Duties. Jebsen shall serve as Executive Vice President of Finance and Administration and Chief Financial Officer of OBI.

2.2 Specific Duties. Jebsen’s responsibilities shall be to act as the Chief Financial Officer of the Corporation with overall responsibility for all of the day to day financial activities of the Corporation. Subject to approval by the Board of Directors, Jebsen shall serve as an Officer of OBI. Jebsen shall have the duties and responsibilities customarily held or assigned to a Chief Financial Officer including without limitation overall responsibility for all financial and fiscal management aspects of company operations and coordinating the administrative, business planning, accounting and budgeting efforts of the company.

2.3 Work Base. Jebsen’s work base shall be Durham, North Carolina.

2.4 Devotion of Time to OBI’s Business. Jebsen shall devote whatever time, ability and attention to the business of OBI during the term of this Agreement as is reasonably required to fulfill his responsibilities.

2.5 Certain non-competing activities. OBI acknowledges that Jebsen is allowed to serve on board of director’s of other non-competing companies. As long as these activities do not interfere with Jebsen’s duties for OBI, OBI acknowledges and agrees to those activities.

3. COMPENSATION OF JEBSEN.

3.1 Base Salary. As compensation for services hereunder, OBI shall pay Jebsen a base annual salary of $210,000, payable as per company regulations (currently payments twice a month).

3.2 Stock Compensation. Additionally, Jebsen shall receive for the duration of this agreement 12,500 options of common stock per year, in accordance with the Stock Plan in effect.

3.3 Additional Compensation.

(a) Annual Bonus. Jebsen shall be eligible for a cash bonus payable at year’s end starting December 31, 2010. The bonus shall be $50,000 based on 100% achievement of annual goals. There is no cap on the bonus for achievements exceeding 100% of goals.

(b) Compensation Review. The Chief Executive Officer will perform an annual performance evaluation and may recommend an increase in compensation, subject to approval from the Board of Directors. Additional compensation to be awarded to Jebsen may be in the form of cash, stock options or other consideration deemed appropriate by the CEO and Board.

(c) Options. Jebsen shall receive 667 options per month as compensation for holding the position of Corporate Secretary. This compensation shall cease beginning on the first day of the month following Jebsen’s removal from this office.

4. JEBSEN BENEFITS.

4.1 Use of Automobile. OBI shall pay all expenses of one automobile to be used in part by Jebsen in the course of his employment, at a flat expense of Eight Hundred Dollars ($800.00) per month during the term hereof.

4.2 Medical, Dental Insurance Coverage. OBI shall provide Jebsen with medical and dental insurance coverage on the same basis as provided for other senior management employees of OBI.

4.3 401 (k) Plan. OBI shall continue to implement and Jebsen shall be entitled to participate, to the maximum extent allowed by law, in a retirement plan under Internal Revenue Code Section 401 (k).

4.4. Time Off. Jebsen shall be entitled to paid and unpaid time off as per the company plan in effect.

4.5 Stock Options and Plans. Jebsen shall participate in the 1999 Stock Plan and shall be eligible to participate in other OBI stock option and related plans as determined by the Board of Directors. Stock options shall be granted as per Section 3 of this agreement. All options granted to Jebsen shall be fully vested ten-year options. Jebsen shall be entitled to participate in additional grants of options on terms and conditions as are specified by the Board of Directors, consistent with the 1999 Stock Plan, or amendments thereto.

5. BUSINESS EXPENSES.

5.1 Entertainment Expenses. The services required by OBI require Jebsen to incur travel, entertainment, and other expenses on behalf of OBI. OBI will promptly reimburse Jebsen for all reasonable business expenses incurred by Jebsen in promoting the business of OBI, including expenditures for entertainment, gifts, and travel.

5.2 Other Business Expenses. OBI will promptly reimburse Jebsen for all other business expenses reasonably incurred by Jebsen in connection with the business of OBI.

6. TERMINATION OF EMPLOYMENT.

6.1 Resignation, Retirement, Death or Disability. Jebsen’s employment hereunder shall be terminated at any time by Jebsen’s resignation or by Jebsen’s retirement at or after attainment of age 70 (“Retirement”), death or his inability to perform his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental illness (“Disability”).

6.2 Termination for Cause. Jebsen’s employment hereunder may be terminated for Cause. “Cause” shall only mean willful misconduct, conflict of interest or breach of fiduciary duty, or a material breach of any provision of this Agreement.

6.3 Expiration. Jebsen’s employment hereunder shall be terminated upon expiration of the Employment Term as provided in Section 1.

6.4 Resignation for Good Reason. Jebsen may regard Jebsen’s employment as being constructively terminated and may, therefore, resign within ninety (90) days of Jebsen’s discovery of any one of the following events which will constitute “Good Reason” for such resignation:

(a) Without Jebsen’s express written consent, the assignment to Jebsen of any duties materially inconsistent with Jebsen’s current position, duties, responsibilities and status with OBI, or any subsequent removal of Jebsen from, or any failure to re-elect Jebsen to any such position;

(b) Without Jebsen’s express written consent, the termination and/or material reduction in Jebsen’s staff reporting and available to Jebsen;

(c) A material reduction or diminution by the Corporation of Jebsen’s compensation. For purposes of this provision, a “material” reduction or diminution shall be deemed to occur if Jebsen’s overall compensation package is reduced by 5% or more from its then-current level.

(d) A failure by Corporation to maintain any of the Jebsen benefits to which Jebsen was entitled at a level substantially equal to or greater than the value of those Jebsen benefits in effect prior to such reduction in benefits, through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by OBI or its affiliates which would materially affect Jebsen’s participation in or reduce Jebsen’s benefits under any such plans, programs or policies, or deprive Jebsen of any material fringe benefits enjoyed by Jebsen;

(e) OBI or any affiliate requiring Jebsen to relocate or to be based anywhere other than where Jebsen was based for the one year period prior to such relocation; except for required travel on OBI’s or affiliate’s business to an extent substantially consistent with Jebsen’s business travel obligations;

(f) Any purported termination of Jebsen’s employment by OBI or the Board which is not effected pursuant to the requirements of this Section 6 with respect to Death, Retirement, Disability or Termination for Cause; and

(g) Receipt of notice by Jebsen that the Agreement will not be renewed pursuant to Section 1.

(h) The occurrence of any of the following:

(1) A merger or consolidation where OBI is not the consolidated or surviving entity;

(2) A sale or transfer of all or substantially all of the assets of OBI;

(3) Voluntary or involuntary dissolution of OBI; or

(4) A change in control of OBI. For purposes of this provision, a change in control shall be defined to include:

(i) The acquisition by any person, entity or group of affiliated persons or entities of twenty five percent (25%) or more of the issued and outstanding stock of the Company; or

(ii) Any transaction or occurrence which results in a majority of the then-current Directors no longer, after such transaction or occurrence, constituting a majority of the entire Board of Directors.

6.5 Damages for Breach of Agreement. In the event of the breach of this Agreement by either OBI or Jebsen resulting in damages to the other party may recover from the party breaching the Agreement any and all damages that may be sustained.

7. PAYMENTS TO JEBSEN UPON TERMINATION.

7.1 Death, Disability or Retirement. In the event of Jebsen’s Retirement, Death or Disability, all benefits generally available to Jebsen as of the date of such an event shall be payable to Jebsen or Jebsen’s estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Jebsen shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Jebsen and OBI at the time of any such event.

7.2 Termination for Cause or Resignation without Good Reason. In the event Jebsen is terminated by OBI for Cause or Jebsen resigns for other than a Good Reason, neither OBI nor an affiliate shall have any further obligation to Jebsen under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement, or Section 8, or as may be required by law. Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

7.3 Termination Without Cause or Resignation For Good Reason. Subject to other provisions in this Section 7 to the contrary, upon the occurrence of a termination without Cause, which shall include but not be limited to, a Resignation for Good Reason as defined in Section 6.4, OBI shall:

(a) Pay to Jebsen, or in the event of Jebsen’s subsequent death, to Jebsen’s surviving spouse, or if none, to Jebsen’s estate, as severance pay or liquidated damages, or both, a sum equal to one year of base salary, payable under this Agreement pursuant to Section 3 immediately prior to such termination.

(b) Pay to Jebsen the economic value of replacement cost for substantially identical benefits during a period of one year for those benefits to which the Jebsen is entitled to immediately prior to the termination.

(c) Notwithstanding any provision in the 1999 Stock Plan or amendments thereto, or in any other plan which may be adopted by the Corporation with respect to stock options, all options granted to or owned by Jebsen shall immediately become exercisable for cashless exercise.

(d) Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

8. COVENANT NOT TO COMPETE.

8.1 Scope of Covenant. Jebsen agrees that he shall not, either directly or indirectly, carry on, participate, or engage in, either as Jebsen, employer, principal, agent, consultant, owner, part-owner, co-venturer, officer, director, shareholder, partner, manager, operator, financier, employee, salesman, or in any other individual or representative or participating capacity, any business which develops or markets oxygen biotherapeutics for a period of two (2) years from the date of separation from OBI in the area of the Continental United States.

8.2 Interpretation. Should any portion or provision of this covenant not to compete be found by a court of competent jurisdiction to be overly broad, it is the express intent of the parties hereto that such provisions shall nevertheless be enforced to the maximum extent permitted by law and shall govern and apply to as much geographical area and/or time duration, not to exceed that which is set forth above, as possible. This agreement shall not be interpreted for or against either party on the ground that such party drafted the agreement, or any provision thereof.

9. CONFIDENTIALITY PROVISION.

9.1 Proprietary Information Defined. The following terms shall have the meanings respectively set forth for them below:

(a) “Proprietary Information” shall mean any and all inventions, research, designs, products, processes, formulae, know-how, customer lists, customer requirements information, trade secrets and/or other non-public information or data comprising or related to the business of Corporation as the same is carried on from time to time;

(b) “Proprietary Rights” shall mean all trademarks, patents, copyrights, rights of creators and/or similar rights and privileges, whether domestic or foreign, statutory or at common law, filed or not filed, perfected or unperfected, or otherwise, relating to any Proprietary Information;

(c) “Proprietary Proceeds” shall mean all proceeds and products of any Proprietary Information and/or Proprietary Rights; and

(d) “Proprietary Assets” shall mean Proprietary Information and/or Proprietary Rights and/or Proprietary Proceeds, considered collectively or separately.

(e) “Proprietary Information” and “Proprietary Assets” shall not include any information or other item that is known to the public or known in the industry in which OBI is engaged, or which subsequently becomes publicly known by lawful means.

9.2 Acknowledgement of OBI’s Proprietary Information. Jebsen agrees and acknowledges that any and all Proprietary Information (together with all Proprietary Rights and/or Proprietary Proceeds relating thereto) wholly or partially created, developed or further developed, perfected and/or completed by Jebsen, acting alone or jointly with others at any time during Jebsen’s employment with OBI, shall immediately upon creation, completion and/or development become or have become, and shall at all times thereafter remain, the sole and exclusive property of OBI.

9.3 OBI’s Property. Jebsen specifically agrees and acknowledges that (a) any and all Proprietary Assets, however, whenever and from whomever acquired by OBI, are and shall at all times remain the sole and exclusive property of OBI, (b) Jebsen shall not use, possess, disclose, transfer and/or otherwise deal with any such Proprietary Assets at any time during his employment with OBI other than specifically within the scope of his employment and in furtherance of the business and affairs of OBI, and (c) Jebsen shall not use, possess, disclose, transfer and/or otherwise deal with any Proprietary Assets at any time after the termination of his employment with OBI under any circumstances whatsoever.

9.4 Jebsen’s Duties. Jebsen agrees that he shall, both throughout the term of his employment with OBI and at any and all times following the termination thereof, execute and deliver all such further instruments and documents, and do and perform all such further acts and things, as may be necessary or helpful and/or as may be reasonably requested by OBI in furtherance of the purposes and intent of this Agreement. By way of illustration and not by way of limitation of the foregoing, Jebsen specifically agrees that he shall:

(a) Immediately communicate and thoroughly describe to OBI in writing any and all such Proprietary Information as is described in Section 9.1 above;

(b) Promptly execute and deliver all such instruments or agreements of assignment and/or transfer as OBI may from time to time request to carry out the purposes and intent of Section 9.1 above;

(c) Assist OBI, at such times and in such manner as OBI may request, in connection with OBI’s efforts to secure, apply for, renew or otherwise perfect Proprietary Rights with respect to any and all Proprietary Information; and

(d) Upon termination of his employment with OBI, immediately deliver to OBI any and all written recorded or other physical evidence of any and all Proprietary Assets in his possession or under his control;

PROVIDED, that in consideration of the foregoing, OBI agrees that all reasonable costs and expenses incurred by Jebsen, including reasonable compensation for his time in complying with the provisions of this Section 9 shall be for OBI’s account.

9.5 Disclosure of Information. Jebsen will not, during the employment term or after, disclose or use any Proprietary Information or permit disclosure to any person, firm, corporation, association or other entity if such disclosure would be detrimental to OBI.

9.6 Survival. It is specifically understood and agreed by both such parties that this Agreement shall survive Jebsen’s employment with OBI and/or the making and/or termination of any contract or agreement with respect thereto.

10. GENERAL PROVISIONS.

10.1 Notices. Any notices to be given hereunder by each party to the other may be effected by personal delivery in writing or by mail registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.

10.2 Violation of Other Agreements. OBI hereby warrants to Jebsen that the execution of this Agreement will not violate any outstanding agreements or covenants to which OBI is a party. Further, OBI hereby warrants that the execution of this Agreement and the performance of its terms hereunder do not violate any provisions of the By-Laws of OBI.

10.3 Applicable Law. This Agreement shall be construed under the laws of the State of California and may not be altered or modified except by an agreement in writing, signed by both parties.

10.4 Arbitration. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship, the termination of the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Durham County, North Carolina in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. The issue of arbitrability shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16). The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Arbitration shall be the exclusive remedy of Jebsen and OBI and the award of the arbitrator shall be final and binding upon the parties.

10.5 Entire Agreement. This Agreement supersedes any and all other or previous agreements, either oral or in writing, between the parties hereto with respect to the employment of Jebsen by OBI and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. This Agreement shall not supersede, affect or amend the 1999 Stock Plan (or amendments thereto), or any other stock option or similar plans adopted by OBI, or any other Jebsen benefit plan in effect during the Employment Term; provided, however, that, should any provision of this Agreement contradict or be inconsistent with any provision of any stock option Plan, or any amendment thereto, or with the terms of any other Jebsen benefit plan, the terms of this Agreement shall govern.

10.6 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.7 Merger or Consolidation. OBI hereby agrees that it shall not merge or consolidate into or with or sell substantially all its assets to any firm, entity, company or person until such other firm, entity, company or person expressly agrees, in writing, to assume and discharge the duties and obligations of OBI under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.8 Amendments and Waivers. This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives. A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

10.9 Directors and Officers Liability Insurance. The Corporation shall purchase and maintain in effect Directors and Officers Liability insurance, naming Jebsen as an insured, in an amount not less than $5,000,000, for the Employment Term. Said Directors and Officers Liability insurance shall provide for coverage for Jebsen, in the event Jebsen is terminated, dies, resigns or retires, for any post-termination claims made against Jebsen that arose during the period Jebsen served as a director, Jebsen and/or officer of OBI.

Executed at Durham, North Carolina.

EMPLOYER:

Oxygen Biotherapeutics, Inc.

Dated: 7 December 2010	By:	/s/ Chris J. Stern
Chris J. Stern, Chairman & CEO

EMPLOYEE:

Michael Jebsen:

Dated: 7 December 2010	By:	/s/ Michael Jebsen
Michael Jebsen